EXHIBIT 99.1

                                  PRESS RELEASE
                              For Immediate Release

Atlantic BancGroup, Inc. announces third quarter financial information.

JACKSONVILLE BEACH, FLORIDA, November 4, 2005

Atlantic BancGroup, Inc., symbol ATBC, the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces third quarter 2005 financial results.

Atlantic BancGroup reports that it posted net income of $408,000 for the third quarter of 2005, compared to net income of $382,000 for the same period of 2004, an increase of $26,000 or 6.8%. Year-to-date net income through September 30, 2005 of $1,036,000, compared to $886,000 for the first nine months of 2004, represents an increase of $150,000, or 16.9%.

Fully diluted earnings per share in the third quarter of 2005 were at $.33, compared to $.31 for the same period of 2004. Year-to-date September 30, 2005 fully diluted earnings per share of $.83, compared to $.71 for the first nine months of 2004, represents an increase of 16.9%.

Consolidated total assets at September 30, 2005 reached $210.9 million, an increase of 27.2% over the period end September 30, 2004. Consolidated deposits and consolidated net loans grew 17.9% and 25.6%, respectively, over the same period, with consolidated deposits at $163.1 million and consolidated net loans at $151 million at September 30, 2005.

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Small Cap Market. Further information may be obtained by contacting David L. Young, EVP/CFO at 904-247-4092, #125.